As filed with the Securities and Exchange Commission on December 11, 2020

Registration Statement No. 333-231793

Registration Statement No. 333-228738

Registration Statement No. 333-213386

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3

REGISTRATION STATEMENT NO. 333-231793

FORM S-3

REGISTRATION STATEMENT NO. 333-228738

FORM S-3

REGISTRATION STATEMENT NO. 333-213386

UNDER

THE SECURITIES ACT OF 1933

SAEXPLORATION HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-4867100
(State of Incorporation)	(I.R.S. Employer Identification No.)

13645 N. Promenade Blvd.

Stafford, Texas 77477

(281) 258-4400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Simmons

Vice President and Chief Financial Officer

SAExploration Holdings, Inc.

13645 N. Promenade Blvd.

Stafford, Texas 77477

(281) 258-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

E. James Cowen

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

(713) 226-6649

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filers,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), originally filed by SAExploration Holdings, Inc. (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3, File No. 333-231793, registering 242,795 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;
•

Registration Statement on Form S-3, File No. 333-228738, registering 794,182 shares of Common Stock, 14,625,000 shares of Common Stock issuable upon conversion of the Company’s 6.00% Senior Secured Convertible Notes due 2023 and 4,197,649 shares of Common Stock issuable upon the exercise of certain warrants issued by the Company; and

•	Registration Statement on Form S-3, File No. 333-213386, registering 3,083,359 shares of Common Stock.

As previously disclosed, on August 27, 2020, the Company and certain of its wholly-owned direct and indirect subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, which cases are being jointly administered under the caption “In re: SAExploration Holdings, Inc., et. al. (Case No. 20–34306)” (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with any undertaking made by the Company in the Registration Statements to remove from registration, by the means of post-effective amendments, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stafford, State of Texas on this 11th day of December 2020.

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Michael Faust
Michael Faust
Chairman of the Board, Chief Executive Officer and President

Note: No other person is required to sign this post-effective amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.